EXHIBIT 99.1


NEWS RELEASE                                     CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE                            (715) 839-2164

                   NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
                      FIRST QUARTER 2003 SALES AND EARNINGS

         Eau Claire, Wisconsin (April 25, 2003) -- National Presto Industries, Inc. (NYSE: NPK) announced today first quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

         In response to questions about sales and earnings, Maryjo Cohen, President, stated, "The sales decline was not unexpected given the carryover of inventory at retail, an aftermath of the disappointing 2002 Christmas selling season, compounded by the weak first quarter retail environment. The earnings improvement was most welcome. It is attributable to three elements: 1) absence of a first quarter 2002 sizable plant closing charge for employee termination benefits, 2) partial reversal of the Company's LIFO manufacturing reserve reflecting the ongoing sale of products produced prior to the transition of production from domestic plants to the Orient, and 3) improved margins on sales of product sourced from overseas. Earnings were also enhanced by the Company's defense and absorbent product divisions that were acquired in 2001. Sharply reduced yields from the Company's portfolio, reflecting the interest rate reductions implemented by the Federal Reserve over the past several years, served as a retardant to earnings improvement."

            National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO(R) brand name. The Company is widely recognized as an innovator of new products.


                                             THREE MONTHS ENDED

                                    March 30, 2003         March 31, 2002
                                    --------------         --------------

Net Sales                           $   22,054,000         $   22,596,000
Net Earnings (Loss)                 $    2,053,000*        $   (2,360,000)*
Net Earnings (Loss) Per Share       $          .30*        $         (.35)*
Weighted Shares Outstanding              6,831,000              6,837,000

* First quarter 2003 comparative earnings were favorably impacted by a partial reversal of the LIFO reserve ($773,000 - $.11 per share) and the absence of a first quarter 2002 after-tax charge relating to plant closings ($2,423,000 - $.35 per share).



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